EXHIBIT 99.(d)(1)(B)(iv)

AMERICAN BEACON SELECT FUNDS

AMENDMENT TO Management Agreement

The attached amended and restated Schedule A is hereby incorporated into the Management Agreement dated December 29, 2023, as amended (“Agreement”), by and between the American Beacon Select Funds, a Massachusetts business trust (the “Trust”), on behalf of each Fund of the Trust listed on Schedule A hereto, as may be amended from time to time (each, a “Fund”), and American Beacon Advisors, Inc., a Delaware corporation (“Manager”), and supersedes any prior Schedule A to the Agreement.

Dated: June 8, 2026

AMERICAN BEACON SELECT FUNDS		AMERICAN BEACON ADVISORS, INC.

By:	/s/ Gregory J. Stumm	By:	/s/ Paul B. Cavazos
	Gregory J. Stumm		Paul B. Cavazos
	President		Senior Vice President

AMERICAN BEACON SELECT FUNDS

Management Agreement

SCHEDULE A

I.            Management Fees for American Beacon Select Funds

As compensation pursuant to Paragraph 9 of the Management Agreement for services rendered pursuant to such Agreement (other than the securities lending services set forth in Paragraph 2(b) of the Agreement), the American Beacon Select Funds shall pay to the Manager a fee, computed daily and paid monthly, at the following annualized rates as a percentage of each applicable Fund’s average daily net assets:

Fund	Effective Date	Annual Fee Rate
American Beacon AHL Trend ETF	August 14, 2023	0.95%
American Beacon GLG Natural Resources ETF	February 1, 2024	0.75%
American Beacon Ionic Inflation Protection ETF	March 18, 2025	0.70%
American Beacon Aberdeen Municipal High Income ETF	June 24, 2026	0.55%

II.           Securities Lending Fees

As compensation for services provided by the Manager in connection with securities lending activities of each Fund of a Trust, a lending Fund shall pay to the Manager, with respect to cash collateral posted by borrowers, a fee of 10% of the net monthly investment income (the income earned in the form of interest, dividends and realized capital gains from the investment of cash collateral, plus any negative rebate fees paid by borrowers, less the rebate amount paid to borrowers as well as related expenses) and, with respect to collateral other than cash, a fee up to 10% of loan fees and demand premiums paid by borrowers.

III.         Amendment to Paragraph 8 of the Management Agreement

For any Fund with an effective date after June 8, 2026 as listed in the table in Paragraph I above, Paragraph 8 of the Management Agreement is deleted and replaced with the following:

During the term of this Agreement, the Manager shall pay all of the expenses of each Fund, including any expenses incurred by the Trust and allocated to the Fund, except for the following expenses (or each Fund’s proportionate share of the following): fee payments under this Agreement, brokerage commissions and issue and transfer taxes relating to securities and commodity interest positions purchased or sold by a Fund or any losses incurred in connection therewith; interest expenses; distribution and service fees pursuant to a Rule 12b-1 plan (if any); acquired fund fees and expenses; securities lending fees; expenses associated with securities sold short; fees and taxes (including any income or franchise taxes) and governmental fees; any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Trust or a Fund for violation of any law; all costs associated with proxies and shareholder meetings (except for such proxies related to (i) changes to this Agreement, (ii) the election of any Board member who is an “interested person” of the Trust (as that term is defined under Section 2(a)(19) of the 1940 Act, and/or (iii) other matters that directly benefit the Manager); and any extraordinary expenses (including fees and disbursements of counsel) incurred by a Fund or the Trust, on behalf of such Fund. For the avoidance of doubt, any fees and expenses incurred by a Fund in connection with the lending of its portfolio securities shall be treated as reducing the gross revenues or income receivable from such arrangements and shall not be treated as a fee or expense for which the Fund is responsible.

For the avoidance of doubt, any Fund with an effective date prior to the date listed above retains Paragraph 8 of the Management Agreement and it is not deleted and replaced as described above.

Dated: June 8, 2026